Exhibit 99.1

BurgerFi to Acquire Anthony’s Coal Fired Pizza & Wings

Creating Multi-Brand Platform of Premium Casual Restaurant Concepts

PALM BEACH, FL and Fort Lauderdale, FL, (October 11, 2021) – BurgerFi International Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” ), the owner of one of the nation’s fastest-growing premium fast-casual concepts through the BurgerFi brand, announced today that it has entered into a definitive agreement to acquire Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) from L Catterton for approximately $161.3 million, comprised of $33.6 million in common stock, $53.0 million in new junior non-convertible preferred equity and the assumption of existing debt, all subject to closing adjustments (see “Transaction Details” below). The shares of common stock issued as consideration will be determined based on the 30 day volume weighted average price of BFI common stock through the day prior to closing, up to a cap of $14.25 per share and a minimum of $10.25 per share.  At the closing of the transaction, L Catterton, the largest global consumer-focused private equity firm, will become one of BurgerFi’s largest shareholders. BurgerFi expects the transaction will be accretive to EPS to common shareholders and EBITDA in 2022.

BurgerFi was named Fast Casual’s #1 Brand of the year for 2021 in the “Top 100 Movers and Shakers” list, and the top fast casual better burger chain in USA Today’s “10 Best Readers’ Choice Awards” for 2021. With the acquisition of Anthony’s, BurgerFi will have 177 systemwide restaurant locations across the country through its two premium fast-casual brands, with 61 Anthony’s locations and 116 BurgerFi locations. “This is our first acquisition in building a premium multibrand platform. We are well positioned to continue the growth of our existing BurgerFi brand and leverage our scale to unlock value from strategic acquisitions. Our focus on premium fast-casual brands allows us to share expertise, capabilities and best practices across the board.” said Ophir Sternberg, Executive Chairman of BurgerFi.

Anthony’s, founded in 2002 and headquartered in Fort Lauderdale, FL, is a leading operator of casual dining pizza restaurants with a loyal fan base and, like BurgerFi, a high concentration of its locations in the state of Florida. Anthony’s’s concept is centered around a 900-degree coal fired oven, and its streamlined menu offers “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Ian Baines, Chief Executive Officer of Anthony’s, said “Anthony’s Coal Fired Pizza & Wings will be a fantastic addition to the BurgerFi family.  It is a well-positioned, differentiated pizza and wing concept with industry-leading average unit volumes and strong profitability. BurgerFi is a very dynamic growth brand and I am honored to work with their great team as we continue to pursue and expand on our growth strategy together.”

“Both Anthony’s Coal Fired Pizza & Wings and BurgerFi bring high-quality ingredients, impressive customer loyalty and affinity, and strong management teams to the table,” said Andrew Taub, Managing Partner at L Catterton, who will be joining the board of directors of BurgerFi following the completion of the transaction. “We are delighted to continue our support of Anthony’s as they join one of the country’s most innovative players in the restaurant space. Together, these brands will establish the beginning of a restaurant platform well-positioned for growth and success.”

Ophir Sternberg will lead both the BurgerFi and Anthony’s brands in his continuing role of Executive Chairman of BurgerFi and Mike Rabinovitch will continue as BurgerFi Chief Financial Officer. At the closing of the transaction, Ian Baines will become the Chief Executive Officer of BurgerFi while Julio Ramirez will remain Chief Executive Officer and President of the BurgerFi brand and Patrick Renna will become President of the Anthony’s brand. The transaction is expected to close in the fourth quarter of 2021, subject to certain customary closing conditions.

Anthony’s Coal Fired Pizza & Wings Highlights

Unique oven technology and high quality ingredients provide for exceptional value.  Anthony’s casual dining pizza and wing brand is centered around a 900-degree coal fired oven, and its streamlined menu consists of approximately 25 items.  Anthony’s prides itself on serving fresh, never frozen, high-quality ingredients.  Their menu offers “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. The pizzas are prepared using a unique coal fired oven, which seals in natural flavors while creating a lightly-charred crust. The majority of Anthony’s restaurants have a full bar and all locations feature a deep wine and craft beer selection to round out the menu.

Contemporary environment provides differentiation from its peers. Anthony’s offers “exhibition cooking” within a contemporary environment.  The restaurants feature flat-screen TVs with a sports and entertainment focus providing differentiation from its peers.  Anthony’s loyalists can also enjoy the brand out of the restaurant by ordering direct at www.acfp.com or through a variety of food delivery services.

Strong unit economics and revenue growth.  Anthony’s primarily operates in suburban strip centers with an average square footage per unit of 3,200.  With pre-Covid average unit sales volume of approximately $2.3 million and a restaurant-level operating margin of 19%, the restaurants generated sales per square foot of nearly $700, which is top-tier in the industry. Anthony’s grew its revenue at a compound annual growth rate of 12% from 2011 to 2019.

Launch of new virtual concept and smaller restaurant provides optionality for additional growth and revenue streams.  Launched in November 2020, “The Roasted Wing” is a virtual concept that features Anthony’s signature roasted chicken wings and garlic knots available for order outside the Anthony’s restaurants through Anthony’s delivery partners.  Anthony’s is known for its coal fired chicken wings, which are marinated overnight with garlic and fresh herbs before being roasted in its 900-degree, coal fired oven.

In 2021, Anthony’s launched its new fast-casual format, which provides an additional lever for expected future growth.  Built in a smaller footprint to enable broader real estate opportunities and an even more streamlined operating model, this new format is anticipated to be an exciting growth avenue for both corporate and franchised expansion.

Transaction Details

The total purchase price of $161.3 million is funded from the issuance of $33.6 million in common stock,  the assumption of an estimated $74.7 million in net debt and $53.0 million of new junior non-convertible preferred equity, all subject to closing adjustments based on final determination of net debt and costs.

BTIG, LLC served as financial advisor and Holland & Knight LLP acted as legal counsel to BurgerFi. Arlington Capital Advisors served as a sellside advisor and Proskauer Rose LLP acted as legal counsel to L Catterton.

Conference Call

BurgerFi will hold a conference tomorrow, October 12, at 8:30 a.m. Eastern Time to discuss the acquisition.

Date: Tuesday, October 12, 2021

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number:  (833) 693-0539

International dial-in number: (661) 407-1580

Conference ID: 4569632

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 430-2216.

The conference call will be broadcast live and available for replay on BurgerFi’s Investor Relations website at ir.burgerfi.com.

About Anthony’s Coal Fired Pizza & Wings

Anthony’s is a casual dining pizza and wing brand that currently operates 61 company-owned restaurant locations along the east coast, with a strong presence in Florida (28 units), Pennsylvania (12 units), and New Jersey (8 units).  Anthony’s prides itself on serving fresh, never frozen, high-quality ingredients.  Their menu offers “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads.  The pizzas are prepared using a unique coal fired oven to quickly seal in natural flavors while creating a lightly-charred crust. The restaurants feature a deep wine and craft beer selection to round out the menu. To learn more about Anthony’s, please visit www.acfp.com.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation's fastest-growing better burger concepts with 116 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American angus beef with no steroids, antibiotics, growth hormones, chemicals, or additives. BurgerFi's menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. BurgerFi was named QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year, was named "Best Burger Joint" by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a "Top Restaurant Brand to Watch" by Nation's Restaurant News in 2019 and is included in Inc. Magazine's Fastest Growing Private Companies List. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About L Catterton

With approximately $30 billion of equity capital across its fund strategies and 17 offices around the world, L Catterton is the largest global consumer-focused private equity firm. L Catterton's team of nearly 200 investment and operating professionals partners with management teams around the world to implement strategic plans to foster growth, leveraging deep category insight, operational excellence, and a broad partnership network. Since 1989, the firm has made over 250 investments in leading consumer brands. For more information about L Catterton, please visit lcatterton.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi expectations or estimates of its future business outlook, prospects or financial results, its acquisition of Anthony’s and the impact of the acquisition on BurgerFi’s growth, EPS and EBITDA. Forward-looking statements generally can be identified by words such as "anticipates," "believes,"

"estimates," "expects," "intends," "plans," "predicts," "projects," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. Forward-looking statements are neither historical facts nor assurances of future performance. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Lynne Collier
IR-BFI@icrinc.com

646-430-2216

BurgerFi Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications

Christine Parsons, Christine.Parsons@rbbcommunications.com